UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2006

TELOS CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	1-8443	52-0880974
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19886 Ashburn Road, Ashburn, Virginia	20147-2358
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 724-3800

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Information.

Telos Corporation (hereinafter referred to as the “Company”) announced today that Mr. David Borland, a member of the Board of Directors (hereinafter referred to as the “Board”) and Chairman of the Compensation Committee and member of the Audit and Transaction Committees, has resigned as Chairman of the Compensation Committee and has stepped down from the Audit Committee. He will remain a member of the Board, Compensation and Transaction Committees.

In May 2004, shortly after Mr. Borland was recruited to join the Board, the Company designated Mr. Borland as its member to use its corporate golf membership. On two prior occasions this corporate golf membership was similarly designated to prior executives and each prior designee agreed that upon their separation from the Company they would take all such steps that may be necessary to transfer the corporate golf membership to the Company’s successor designee, and in fact did so. Mr. Borland also agreed that when he ceased to be a director of the Company he would transfer the corporate golf membership to whomever the Company chose to designate. Mr. Borland further agreed to reimburse or offset against director fees all costs associated with such corporate golf membership, including the $10,000 transfer fee owed by the Company in designating him as the transferee, the annual dues charged by the golf club in connection with the membership (usually between $9,000 and $12,000 per annum), and any other charges unrelated to the Company’s business. In addition, the Company agreed that any charges at the golf club related to the Company’s business would be paid or reimbursed by the Company to Mr. Borland. The Company has reimbursed to Mr. Borland club charges of approximately $900 related to the Company’s business. To date, the total fees, dues and charges for which Mr. Borland has reimbursed or offset against director fees amount to approximately $38,600, with an additional amount of approximately $3,200 yet to be offset from his director fees.

Mr. Borland, because he agreed to pay all costs associated with the corporate golf membership, did not believe that such arrangement was required to be disclosed. Based upon such assumption, Mr. Borland did not disclose the corporate golf membership to other outside directors until he was informed in late July 2006 that such a disclosure might be appropriate. The corporate golf membership was not disclosed by the Company in its proxy statements for annual meetings of stockholders held on November 9, 2004 and November 9, 2005, because it similarly did not consider it a matter subject to disclosure by the Company or Mr. Borland.

In an abundance of caution and to avoid any appearance of a lack of independence caused by his use of the corporate golf membership and the non-disclosure thereof, Mr. Borland has resigned from the Audit Committee of the Board and has stepped down from the chairmanship of the Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELOS CORPORATION

Date: August 21, 2006	By:	/s/ Michele Nakazawa
Michele Nakazawa Chief Financial Officer